Exhibit 10.1
NEW RELIC, INC.
CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (this “Agreement”) is entered into by and between [ ] (“Executive”) and New Relic, Inc., a Delaware corporation (the “Company”), with an effective date of __________.
RECITALS
The Company’s Board of Directors (the “Board”) believes it is in the best interests of the Company and its shareholders to retain Executive and to provide Executive with certain protections in the event of Executive’s termination of employment under certain circumstances.
Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Executive by the Company, the parties hereto agree as follows:
1.Effectiveness and Term of Agreement; At-Will Employment. This Agreement shall be effective as of the date first set forth above and shall remain in effect for a term of three years from such date, after which time this Agreement may be renewed by mutual agreement of the parties. Executive’s employment is and shall remain at-will, which means that the Company may terminate Executive’s employment at any time, with or without advance notice, and with or without Cause. Similarly, Executive may resign Executive’s employment at any time, with or without advance notice. Executive shall not receive any compensation of any kind, including, without limitation, stock option or other equity award vesting acceleration and severance benefits, following Executive’s termination of employment with the Company, except as expressly provided herein.
2.Severance Benefits.
a.Severance Benefits upon a Termination During a Change in Control Period. If Executive’s employment is terminated by the Company without Cause (as defined below, and other than as a result of death or disability), or Executive resigns from employment with the Company for Good Reason (as defined below), in either case in connection with a period commencing three months prior to the effective date of a Change in Control and ending 12 months following the effective date of a Change in Control (the “Change in Control Period”), and provided such termination constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h), a “Separation from Service”), and further provided that Executive delivers an effective release of claims as required under Section 3 below (a “Covered Termination”), then Executive shall be entitled to the following severance benefits (the “CIC Benefits”):
i.The Company shall pay Executive a lump sum amount in cash equal to [ ] months of Executive’s then-current base salary and (b) [ ] of Executive’s Target Incentive, in either case, ignoring any decrease in base salary that forms the basis for Good Reason and payable at the time specified in Section 3 below.
ii.Subject to Section 9(c), the Company shall pay Executive’s expenses for continuing Executive’s health care coverage and that of any dependents who are covered at the time of Executive’s Separation from Service (the “COBRA Premiums”) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period ending on the earlier of [ ] months from the Separation from Service or the date on which Executive becomes eligible to be covered by the group health care plans of another employer (the “CIC COBRA Period”), provided Executive timely elects such COBRA continuation coverage.
iii.All outstanding stock awards shall become fully vested and exercisable with respect to all of the shares subject thereto, effective immediately prior to Executive’s Separation from Service under this Section 2(a); provided, that
(A) notwithstanding anything to the contrary contained in the grant notice or award agreement pursuant to which Executive has been granted any performance unit award that vests based on the achievement of relative total shareholder return goals (the “PSU Grant Documents”), the “Continued Service Requirement” (as defined in

Exhibit 10.1
the PSU Grant Documents) shall be waived and the “CIC Units” (as defined in the PSU Grant Documents) shall fully vest and
(B) to the extent the Covered Termination occurs prior to the Change in Control, the accelerated vesting set forth in this Section 2(b)(iii) shall be contingent and effective upon the Change in Control, and applicable stock awards shall remain outstanding following the Covered Termination in order to give effect to such acceleration as necessary.
b.Severance Benefits upon a Termination Not During a Change in Control Period. If Executive’s employment is terminated by the Company without Cause (other than as a result of death or disability), and such termination does not occur during the Change in Control Period, and provided such termination constitutes a Separation from Service and that Executive delivers an effective release of claims as required under Section 3 below, then Executive shall be entitled to the following severance benefits (the “Severance Benefits”):
i.The Company shall pay Executive an amount in cash equal to [ ] months of Executive’s then-current base salary, paid over the [ ] month period following Executive’s Separation from Service, in accordance with the Company’s regular payroll schedule, at the time specified in Section 3 below.
ii.Subject to Section 9(c), the Company shall pay Executive’s COBRA Premiums for a period ending on the earlier of the date that is [ ] months following the Separation from Service or the date on which Executive becomes eligible to be covered by the group health care plans of another employer (the “Severance COBRA Period”), provided Executive timely elects such COBRA continuation coverage.
c.Accrued Wages, Bonus and Vacation, Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment, the Company shall pay (or provide reimbursement to) Executive for (i) any unpaid base salary due for periods prior to and including the date of Separation from Service; (ii) all accrued and unused vacation through the date of Separation from Service, if applicable; (iii) any earned (as determined and approved by the Board prior to the Separation from Service) but not yet paid incentive bonus from the prior fiscal year, which bonus shall be paid in accordance with the Company’s regular bonus payment process and in any event by no later than two and one-half (2 ½) months after the end of such subsequent year; and (iv) following submission of proper expense reports by Executive, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the Separation from Service. These payments shall be made promptly upon or following termination (or in the case of an earned bonus, within the time period set forth in the Company’s bonus plan and in any event by no later than two and one-half (2 ½) months after the end of the fiscal year following the year in which the bonus was earned), and in all cases within the period of time mandated by law.
d.Non-Duplication of Benefits. In no event shall Executive be entitled to the CIC Benefits and the Severance Benefits. If Executive becomes entitled to CIC Benefits under Section 2(a), Executive shall receive the CIC Benefits, and such benefits shall be reduced by any Severance Benefits previously provided to Executive under Section 2(b).
3.Release Required; Timing of Payments.
a.Requirement of Release. Prior to the payment of any CIC Benefits or Severance Benefits (including the acceleration of equity, if applicable), Executive shall execute and allow to become effective a standard employment release agreement releasing the Company (and its successor) from any and all claims Executive may have against such entities related to or arising in connection with Executive’s employment and the terms of such employment and termination thereof (the “Release”) within the time frame set forth therein, but not later than 60 days following Executive’s Separation from Service (the “Release Effective Date”). No CIC or Severance Benefits shall be paid or provided prior to the Release Effective Date.
b.Form of Release. The Release shall be in substantially the form attached hereto as Exhibit A or Exhibit B or Exhibit C, as applicable, and shall specifically relate to all of Executive’s rights and

Exhibit 10.1
claims in existence at the time of such execution and shall confirm Executive’s continuing obligations to the Company (including, but not limited to, obligations under any confidentiality and/or non-solicitation agreement with the Company). Unless a Change in Control has occurred, the Board, in its sole discretion, may modify the form of the required Release to comply with applicable law and shall determine the form of the required Release, which may be incorporated into a termination agreement or other agreement with Executive.
c.Timing of Payments. Within five days following the Release Effective Date, the Company will pay (or commence payment of) the CIC Benefits or Severance Benefits Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of benefits being paid as scheduled. Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that any of the CIC Benefits or Severance Benefits constitute “nonqualified deferred compensation” under Section 409A (defined below), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, no CIC Benefits or Severance Benefits will be paid prior to the 60th day following Executive’s Separation from Service. On the 60th day following the date of Separation from Service, the Company will pay to Executive in a lump sum the CIC Benefits or Severance Benefits, as applicable, that Executive would otherwise have received on or prior to such date, with the balance of the CIC Benefits or Severance Benefits being paid as originally scheduled.
4.Limitation on Payments. If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. In no event will the Company or any stockholder be liable to Executive for any amounts not paid as a result of the operation of this Section 4.
a.The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 4. If the professional firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder.
b.The professional firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or Executive. If the professional firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or

Exhibit 10.1
after the application of the Reduced Amount, it shall furnish the Company and Executive with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
5.Successors.
a.Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s, or ensure that the Company fully performs its, obligations under this Agreement and shall perform the Company’s, or ensure that the Company performs its, obligations, under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any such successor.
b.Executive’s Successors. Without the written consent of the Company, Executive shall not assign or transfer any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
6.Notices.
a.General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
b.Notice of Termination. Any termination by the Company with or without Cause or by Executive as a result of a voluntary resignation for any reason shall be communicated by a notice of termination to the other party hereto given in accordance with this Agreement.
7.Arbitration. The Company and Executive shall attempt to settle any disputes arising in connection with this Agreement through good faith consultation. In the event that Executive and the Company are not able to resolve any such disputes within fifteen (15) days after notification in writing to the other, any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in San Francisco, California in accordance with the rules of the American Arbitration Association by one arbitrator mutually agreed upon by the parties. The arbitrator will apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute, and may award only those remedies that would have applied if the matter had been heard in court. The arbitrator’s decision must be in writing and contain findings of fact and conclusions of law. Except as set forth in Section 9(i) below, the arbitrator shall not have authority to modify the terms of this Agreement. The Company shall pay the costs of the arbitration proceeding. Each party shall, unless otherwise determined by the arbitrator, bear the party’s own attorneys’ fees and expenses, provided however that if Executive prevails in an arbitration proceeding, the Company shall reimburse Executive for reasonable attorneys’ fees and costs. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All claims in arbitration have the same statutes of limitation that would apply to those claims in a court. Notwithstanding the foregoing, the Company and Executive may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. All determinations of final relief, including final injunctive relief, shall be decided in arbitration.
8.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
a.Cause. “Cause” for termination of Executive’s employment is defined as any of the following: (i) Executive’s willful failure substantially to perform Executive’s duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Executive’s commission of any act of

Exhibit 10.1
fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; or (iv) Executive’s willful breach of any obligations under any written agreement or covenant with the Company. The determination as to whether Executive is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on Executive. The term “Company” will be interpreted to include any subsidiary, parent or affiliate of the Company, as appropriate.
b.Change in Control. “Change in Control” shall have the meaning set forth in the Company’s 2014 Equity Incentive Plan, as it may be amended from time to time; provided that to the extent required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
c.Good Reason. “Good Reason” for Executive’s resignation of employment shall exist following the occurrence of any of the following without Executive’s written consent: (i) a material reduction in job duties, responsibilities or authority inconsistent with Executive’s position with the Company; provided, however, that any such reduction or change after a Change in Control will not constitute Good Reason if Executive retains reasonably comparable duties, position and responsibilities with respect to the Company’s business within the successor entity following a Change of Control; (ii) a material reduction of Executive’s then-current base salary, representing a reduction of more than ten percent (10%) of Executive’s then-current base salary; provided, that an across-the-board reduction in the salary level of all executive officers of the Company by the same percentage amount as part of a general salary level reduction shall not constitute such a material salary reduction; (iii) the relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than fifty (50) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation; (iv) any material breach by the Company of this Agreement or any other written agreement between the Company and Executive; or (v) the failure by any successor to the Company to assume this Agreement or any obligations under this Agreement; provided, that Executive gives written notice to the Company of the event forming the basis of the termination for Good Reason within thirty (30) days after the date on which the Company gives written notice to Executive of the Company’s affirmative decision to take an action set forth in clause (i), (ii), (iii), (iv) or (v) above, the Company fails to cure such basis for the Good Reason resignation within thirty (30) days after receipt of Executive’s written notice, and Executive terminates from employment within thirty (30) days following the expiration of the cure period.
d.Target Incentive. “Target Incentive” is defined as the cash incentive payable to Executive pursuant to a performance bonus or variable compensation plan based on achievement of specified performance goals for the year in which such Covered Termination occurs (as defined in Section 2(a)), as if all the applicable performance goals for such year were attained at a level of 100%. If at the time of the Covered Termination, Executive is eligible for a Target Incentive, but no target percentage or target dollar amount is specified for the year in which such Covered Termination occurs, the Target Incentive amount will be the target incentive percentage established for Executive in the preceding year (but adjusted if necessary for Executive’s position for the year in which the Covered Termination occurs).
9.Miscellaneous Provisions.
a.Executive Obligations. Notwithstanding anything to the contrary contained herein, payment of any of the CIC Benefits or Severance Benefits will be conditioned upon (i) Executive continuing to comply with Executive’s obligations under the Proprietary Information and Inventions Agreement (or such similar form that Executive previously executed in connection with Executive’s employment) during the period of time in which Executive is receiving the CIC Benefits or

Exhibit 10.1
Severance Benefits; and (ii) Executive’s resignation from all positions with the Company, any subsidiaries and affiliates, and the Board (as applicable), to be effective no later than the date of Separation from Service (or such other date as determined by the Board).
b.Income and Employment Taxes. All amounts paid or provided under this Agreement shall be net of required withholdings, and Executive shall be responsible for any additional taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment made hereunder. Executive’s receipt of any benefit hereunder is conditioned on Executive’s satisfaction of any applicable withholding or similar obligations that apply to such benefit and any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply.
c.Alternative Method of Providing COBRA Benefit. If the Company determines, in its sole discretion, that the Company cannot pay COBRA Premiums as provided in Section 2(a) or 2(b) without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall, in lieu thereof, pay Executive a taxable cash amount, which payment shall be made regardless of whether Executive or Executive’s eligible family members elect group health care continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule and over the same time period that the COBRA Premiums would otherwise have been paid on behalf of Executive. The Health Care Benefit Payment shall be equal to the amount that the Company would have otherwise paid for COBRA Premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the CIC COBRA Period or the Severance COBRA Period, as applicable.
d.No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.
e.Interaction with Other CIC Benefits. In the event that Executive would be entitled to a greater level of CIC Benefits under the terms and conditions of a severance plan or policy provided by the Company or its successor to other Company employees being terminated in the Change in Control Period but for the existence of this Agreement, Executive shall be entitled to receive the greater of the CIC Benefits or the benefits under such other agreement, subject to the applicable terms and conditions thereof.
f.Waiver. No provision of this Agreement may be waived or discharged unless the waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
g.Integration. This Agreement supersedes all prior or contemporaneous agreements, whether written or oral, with respect to the subject matter of this Agreement; provided that, for clarification purposes, this Agreement shall not affect any agreements between the Company and Executive regarding intellectual property matters, non-solicitation or non-competition restrictions, or confidential information of the Company.
h.Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.
i.Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
j.Code Section 409A. It is intended that each installment of the payments and benefits provided for in this Agreement shall be treated as a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that this Agreement and payment of the amounts set forth in this Agreement shall (a) satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as

Exhibit 10.1
amended (the “Code”) (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”), including under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), or (b) be construed and administered in accordance with Section 409A. However, if the Company (or, if applicable, the successor entity thereto) determines that the severance payments and benefits provided under this Agreement (the “Agreement Payments”) constitute “nonqualified deferred compensation” under Section 409A and Executive is, on the date of Executive’s Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits provided for in this Agreement shall be delayed as follows: on the earlier to occur of (i) the date that is six (6) months and one day after Executive’s Separation from Service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall pay to Executive a lump sum amount equal to the applicable payment or benefit that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the payment or benefit had not been so delayed pursuant to this Section 9(j). Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
k.Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with the execution of this Agreement.
l.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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In Witness Whereof, the parties have executed this Agreement as of the date first set forth above.

EXECUTIVE

[Insert name]

Date:

NEW RELIC, INC.

By:

Name:

Title:

Date: